EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-124318) of our reports dated March 28, 2005, relating to the financial statements of Zix Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Zix Corporation for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 11, 2005